THIS SUBORDINATED NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES
         ACT OF 1933 OR QUALIFIED UNDER ANY APPLICABLE STATE SECURITIES OR BLUE SKY LAWS. IT MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 AND QUALIFICATION UNDER APPLICABLE STATE SECURITIES OR BLUE SKY LAWS, OR PURSUANT TO AN EXEMPTION FROM SUCH REGISTRATION AND QUALIFICATION REQUIREMENTS.

                                       NATIONAL RESTAURANT ENTERPRISES, INC.

                                         12.5% SUBORDINATED NOTE DUE 2005


Security No. NRE-SN-1

$15,000,000                                                  February 7, 1996

                  FOR VALUE RECEIVED, NATIONAL RESTAURANT ENTERPRISES, INC., a Delaware corporation (the "Company"), hereby promises to pay to ATWELL & CO., as nominee for PMI Mezzanine Fund, L.P., a Delaware limited partnership ("PMI"), or registered assigns (the "Holder"), the principal amount of Fifteen Million Dollars ($15,000,000), with interest (computed on the basis of a 360 day year for actual days elapsed) payable quarterly in arrears on each April 30, July 31, October 31, and January 31, in each year commencing April 30, 1996, on the unpaid principal balance hereof at the rate of twelve and one-half percent (12.5%) per annum from and including the date hereof until the entire principal balance hereof and all interest accrued hereunder is paid in full. Any payment of interest or premium that is not paid when due hereunder shall be added to the principal balance hereof and thereafter shall accrue interest at the rate applicable hereunder. Any overdue and unpaid principal and premium, if any, and (to the extent permitted by applicable law) any overdue interest on this Subordinated Note shall bear interest at a rate equal to two percent (2.0%) over the aforementioned rate.

                  The principal amount hereof shall be due and payable in the manner, at such times, in such amounts, and with such premiums as provided in the Note Purchase Agreement, dated as of February 7, 1996 (as amended, modified or supplemented from time to time in accordance with its terms, the "Note Purchase Agreement"), among NRE Holdings, Inc., a Delaware corporation, the Company, and PMI.

                  Payments of both principal and interest are to be made at The Chase Manhattan Bank, N.A., New York, New York, ABA #021000021, for credit to PMI's Account No. 89930- 752-YA, Attention: Ms. Lilian Gonzales, or such other place as the Holder hereof shall designate

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



to the Company in writing, in lawful money of the United States of America. Any payments due hereunder that fall due on a day that is not a Business Day shall be payable on the first succeeding Business Day and such extension of time shall be included in the computation of interest due hereunder.

                  This Subordinated Note is one of a series of Subordinated Notes (herein called the "Subordinated Notes") issued pursuant to, and payable in accordance with the Note Purchase Agreement, and this Subordinated Note is subject to the terms and conditions and entitled to the equal and ratable benefits thereof. Reference hereby is made to the Note Purchase Agreement for a statement of each of such terms and conditions, and each of the terms and conditions of the Note Purchase Agreement are incorporated herein by this reference. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Note Purchase Agreement.

                  This Subordinated Note and the indebtedness evidenced hereby is subordinated in the manner and to the extent set forth in the Note Purchase Agreement to all Senior Indebtedness, and each Holder of this Subordinated Note, by its acceptance hereof, shall be bound by the subordination provisions contained in the Note Purchase Agreement.

                  In case an Event of Default shall occur and be continuing, the principal of this Subordinated Note may be declared or otherwise become due and payable in the manner and with the effect provided in the Note Purchase Agreement.

                  This Subordinated Note shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be governed by, construed under, and enforced in accordance with the laws of the State of New York.


                               NATIONAL RESTAURANT ENTERPRISES,
                               INC., a Delaware corporation


                               By:
                                  -----------------------------------------
                               Name:
                                     --------------------------------------
                               Title:
                                      -------------------------------------

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